Exhibit 23.2

CONSENT OF PRICEWATERHOUSECOOPERS LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-214418 and 333-216567) and Form S-8 (Nos. 333-207694, 333-209992 and 333-215795) of CytomX Therapeutics, Inc. of our report dated March 2, 2017 relating to the financial statements, which appears in this Form 10‑K.

/s/ PricewaterhouseCoopers LLP

San Jose, California

March 7, 2018